Via Renewables, Inc. Reports Second Quarter 2022 Financial Results
HOUSTON, August 3, 2022 (ACCESSWIRE) -- Via Renewables, Inc. ("Via Renewables" or the "Company") (NASDAQ: VIA, VIASP), an independent retail energy services company, today reported financial results for the quarter ended June 30, 2022.
Key Highlights
•Achieved $12.5 million in Net Income and $13.3 million in Adjusted EBITDA for the second quarter
•Achieved $35.4 million in Gross Profit and $23.7 million in Retail Gross Margin for the second quarter
•Total RCE count of 368,000 as of June 30, 2022
•Average monthly attrition of 3.1% compared to 3.3% in second quarter 2021
•Total liquidity of $71.1 million as of June 30, 2022

"Via Renewables is pleased to announce that we have entered into a new $195 million Credit Facility, which replaced the existing facility, on June 30, 2022. The new facility creates increased operating flexibility and a competitive long term capital structure. In the second quarter of 2022, we were able to increase our customer acquisition spend considerably from the second quarter of 2021. We've been hitting our telemarketing goals while continuing to ramp our D2D channels. Attrition has slightly decreased compared to the second quarter of 2021 even with increased sales due to climbing market rates. Customers are finding it harder to shop rates with both utilities and retail providers raising rates to keep up with the rising cost of energy." said Keith Maxwell, Via Renewables' President and Chief Executive Officer.

Summary Second Quarter 2022 Financial Results
Net income for the quarter ended June 30, 2022, was $12.5 million compared to net income of $24.8 million for the quarter ended June 30, 2021. The decrease, compared to the prior year, was largely the result of a reduction in mark-to-market on our hedges, partially offset by a reduction in income tax expense, depreciation, and amortization expense.
For the quarter ended June 30, 2022, Via Renewables reported Adjusted EBITDA of $13.3 million compared to Adjusted EBITDA of $14.4 million for the quarter ended June 30, 2021. Lower quarter over quarter Adjusted EBITDA is driven by lower electricity and natural gas unit margins due to rising commodity prices, higher CAC spend and higher G&A expenses. It's offset by a $4.4 million non-recurring addback, which is the result of receiving $9.6 million from ERCOT related to Winter Storm Uri. The additional $5.2 million benefit was taken in the first quarter of 2021.
For the quarter ended June 30, 2022, Via Renewables reported Gross Profit of $35.4 million compared to Gross Profit of $46.0 million for the quarter ended June 30, 2021. The decrease, compared to the prior year, was largely the result of a reduction in mark-to-market on our hedges partially offset by the $9.6 million received from ERCOT related to Winter Storm Uri. Additionally, while revenue increased in the second quarter of 2022, it was offset by higher cost of revenues due to rapidly rising commodity prices compared to the second quarter of 2021.
For the quarter ended June 30, 2022, Via Renewables reported Retail Gross Margin of $23.7 million compared to Retail Gross Margin of $26.4 million for the quarter ended June 30, 2021. Increasing commodity prices were the driving factor in the decrease partially offset by higher natural gas volumes.
Liquidity and Capital Resources

($ in thousands)	June 30, 2022
Cash and cash equivalents	$ 43,196
Senior Credit Facility Availability (1)	22,914
Subordinated Debt Facility Availability (2)	5,000
Total Liquidity	$ 71,110
(1) Reflects amount of Letters of Credit that could be issued based on existing covenants as of June 30, 2022.                 (2) The availability of the Subordinated Facility is dependent on our Founder's discretion.
Dividend
On July 20, 2022, Via Renewables’ Board of Directors declared quarterly dividends of $0.18125 per share on its Class A common stock payable on September 15, 2022 to holders of record on September 1, 2022, and $0.568125 per share on its Series A Preferred Stock payable on October 17, 2022 to holders of record on October 3, 2022.
Business Outlook
Mr. Maxwell concluded, "Our focus is on optimizing our book and operationalizing in today's turbulent market climate, which includes record demand and volatile commodity prices. In order to drive growth, we will continue to expand our organic sales channels and new product offerings, along with actively pursuing potential acquisitions to complement our customer portfolio."
Conference Call and Webcast
Via will host a conference call to discuss second quarter 2022 results on Thursday, August 4, 2022, at 10:00 AM Central Time (11:00 AM Eastern).
A live webcast of the conference call can be accessed from the Events page of the Via Renewables Investor Relations website at https://viarenewables.com/. An archived replay of the webcast will be available for twelve months following the live presentation.
About Via Renewables, Inc.
Via Renewables, Inc. is an independent retail energy services company founded in 1999 that provides residential and commercial customers in competitive markets across the United States with an alternative choice for natural gas and electricity. Headquartered in Houston, Texas, Via Renewables currently operates in 102 utility service territories across 19 states and the District of Columbia. Via Renewables offers its customers a variety of product and service choices, including stable and predictable energy costs and green product alternatives.
We use our website as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Investors should note that new materials, including press releases, updated investor presentations, and financial and other filings with the Securities and Exchange Commission are posted on the Via Renewables Investor Relations website at https://viarenewables.com/. Investors are urged to monitor our website regularly for information and updates about the Company.
Cautionary Note Regarding Forward Looking Statements
This earnings release contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. These forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) can be identified by the use of forward-looking terminology including “may,” “should,” "could," “likely,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project,” or other similar words. All statements, other than statements of historical fact included in this earnings release are forward-looking statements. The forward-looking statements include statements regarding the impacts of COVID-19 and the 2021 severe weather event, cash flow generation and liquidity, business strategy, prospects for growth and acquisitions, outcomes of legal proceedings, ability to pay and amount of cash dividends and distributions on our Class A common stock and Series A Preferred Stock, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans, objectives, beliefs of management, availability and terms of capital, competition, governmental regulation and general economic conditions. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurance that such expectations will prove correct.

The forward-looking statements in this earnings release are subject to risks and uncertainties. Important factors that could cause actual results to materially differ from those projected in the forward-looking statements include, but are not limited to:
•evolving risks, uncertainties and impacts relating to COVID-19, including the geographic spread, the severity of the disease, the scope and duration of the COVID-19 outbreak, actions that may be taken by governmental authorities to contain the COVID-19 outbreak or to treat its impact, and the potential for continuing negative impacts of COVID-19 on economies and financial markets;
•the ultimate impact of the 2021 severe weather event, including future benefits or costs related to ERCOT market securitization efforts, and any corrective action by the State of Texas, ERCOT, the Railroad Commission of Texas, or the Public Utility Commission of Texas;
•changes in commodity prices, the margins we receive and interest rates;
•the sufficiency of risk management and hedging policies and practices;
•the impact of extreme and unpredictable weather conditions, including hurricanes and other natural disasters;
•federal, state and local regulations, including the industry's ability to address or adapt to potentially restrictive new regulations that may be enacted by public utility commissions;
•our ability to borrow funds and access credit markets;
•restrictions in our debt agreements and collateral requirements;
•credit risk with respect to suppliers and customers;
•our ability to acquire customers and actual attrition rates;
•changes in cost to acquire customers;
•accuracy of billing systems;
•our ability to successfully identify, complete, and efficiently integrate acquisitions into our operations;
•significant changes in, or new changes by, the independent system operators (“ISOs”) in the regions we operate;
•competition; and
•the “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, and other public filings and press releases.
You should review the risk factors and other factors noted throughout this earnings release that could cause our actual results to differ materially from those contained in any forward-looking statement. All forward-looking statements speak only as of the date of this earnings release. Unless required by law, we disclaim any obligation to publicly update or revise these statements whether as a result of new information, future events or otherwise. It is not possible for us to predict all risks, nor can we assess the impact of all factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

For further information, please contact:
Investor Relations:
Stephen Rabalais,
832-200-3727
Media Relations:
Kira Jordan,
832-255-7302

VIA RENEWABLES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues:
Retail revenues	$ 98,347	$ 82,309	$ 226,405	$ 195,454
Net asset optimization (expense)	(1,248)	(114)	(2,152)	(254)
Total Revenues	97,099	82,195	224,253	195,200
Operating Expenses:
Retail cost of revenues	61,702	36,176	130,409	158,344
General and administrative	13,583	10,663	28,518	23,334
Depreciation and amortization	4,936	5,413	10,120	11,449
Total Operating Expenses	80,221	52,252	169,047	193,127
Operating income	16,878	29,943	55,206	2,073
Other (expense)/income:
Interest expense	(1,820)	(1,552)	(3,127)	(2,863)
Interest and other income	206	79	255	165
Total other expenses	(1,614)	(1,473)	(2,872)	(2,698)
Income (loss) before income tax expense	15,264	28,470	52,334	(625)
Income tax expense	2,730	3,674	8,774	2,139
Net income (loss)	$ 12,534	$ 24,796	$ 43,560	$ (2,764)
Less: Net income (loss) attributable to non-controlling interests	7,916	14,313	25,968	(5,616)
Net income attributable to Via Renewables, Inc. stockholders	$ 4,618	$ 10,483	$ 17,592	$ 2,852
Less: Dividend on Series A Preferred Stock	1,700	1,951	3,651	3,902
Net income (loss) attributable to stockholders of Class A common stock	$ 2,918	$ 8,532	$ 13,941	$ (1,050)

Net income (loss) attributable to Via Renewables, Inc. per share of Class A common stock
Basic	$ 0.19	$ 0.58	$ 0.89	$ (0.07)
Diluted	$ 0.18	$ 0.58	$ 0.88	$ (0.07)

Weighted average shares of Class A common stock outstanding
Basic	15,745	14,685	15,701	14,656
Diluted	15,776	14,821	15,793	14,767

Selected Balance Sheet Data
(in thousands)	June 30, 2022	December 31, 2021
Cash and cash equivalents	$43,196	$68,899
Working capital	141,784	114,188
Total assets	348,817	355,276
Total debt	115,000	135,000
Total liabilities	183,149	217,637
Total stockholders' equity	63,366	53,352

Selected Cash Flow Data
Six Months Ended June 30,
(in thousands)	2022	2021
Net cash provided by operating activities	$ 12,944	$ 9,168
Net cash used in investing activities	$ (5,160)	$ (1,063)
Net cash (used in) provided by financing activities	$ (37,581)	$ 24,751

Operating Segment Results

(in thousands, except volume and per unit operating data)	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Retail Electricity Segment
Total Revenues	$ 82,290	$ 71,689	$ 170,331	$ 150,444
Retail Cost of Revenues	50,116	31,203	96,276	138,727
Less: Net gain on non-trading derivatives, net of cash settlements	5,898	18,835	30,593	24,352
Non-recurring event - Winter Storm Uri	9,565	—	9,565	(64,900)
Retail Gross Margin (1) — Electricity	$ 16,711	$ 21,651	$ 33,897	$ 52,265
Volumes — Electricity (MWhs) (3)	603,497	614,000	1,288,649	1,236,127
Retail Gross Margin (2) (4) — Electricity per MWh	$ 27.69	$ 35.26	$ 26.30	$ 42.28

Retail Natural Gas Segment
Total Revenues	$ 16,057	$ 10,620	$ 56,074	$ 45,010
Retail Cost of Revenues	11,586	4,973	34,133	19,617
Less: Net gain (loss) on non-trading derivatives, net of cash settlements	(2,510)	858	3,391	1,206
Retail Gross Margin (1) — Gas	$ 6,981	$ 4,789	$ 18,550	$ 24,187
Volumes — Gas (MMBtus)	1,943,494	1,268,051	6,600,612	5,097,525
Retail Gross Margin (2) — Gas per MMBtu	$ 3.59	$ 3.78	$ 2.81	$ 4.75

(1) Reflects the Retail Gross Margin attributable to our Retail Electricity Segment or Retail Natural Gas Segment, as applicable. Retail Gross Margin is a non-GAAP financial measure. See "Non-GAAP Performance Measures" for a reconciliation of Retail Gross Margin to its most directly comparable financial measures presented in accordance with GAAP.
(2) Reflects the Retail Gross Margin for the Retail Electricity Segment or Retail Natural Gas Segment, as applicable, divided by the total volumes in MWh or MMBtu, respectively.
(3) Excludes volumes (8,402 MWhs) related to Winter Storm Uri impact for the six months ended June, 30, 2021.

(4) Retail Gross Margin - Electricity per MWh excludes Winter Storm Uri impact for the six months ended June 30, 2021.

Reconciliation of GAAP to Non-GAAP Measures
Adjusted EBITDA
We define “Adjusted EBITDA” as EBITDA less (i) customer acquisition costs incurred in the current period, plus or minus (ii) net (loss) gain on derivative instruments, and (iii) net current period cash settlements on derivative instruments, plus (iv) non-cash compensation expense, and (v) other non-cash and non-recurring operating items. EBITDA is defined as net income (loss) before the provision for income taxes, interest expense and depreciation and amortization. This conforms to the calculation of Adjusted EBITDA in our Senior Credit Facility.

We deduct all current period customer acquisition costs (representing spending for organic customer acquisitions) in the Adjusted EBITDA calculation because such costs reflect a cash outlay in the period in which they are incurred, even though we capitalize and amortize such costs over two years. We do not deduct the cost of customer acquisitions through acquisitions of businesses or portfolios of customers in calculating Adjusted EBITDA.

We deduct our net gains (losses) on derivative instruments, excluding current period cash settlements, from the Adjusted EBITDA calculation in order to remove the non-cash impact of net gains and losses on these instruments. We also deduct non-cash compensation expense that results from the issuance of restricted stock units under our long-term incentive plan due to the non-cash nature of the expense.

We adjust from time to time other non-cash or unusual and/or infrequent charges due to either their non-cash nature or their infrequency. We have historically included the financial impact of weather variability in the calculation of Adjusted EBITDA. We will continue this historical approach, but during the first quarter of 2021 we incurred a net pre-tax financial loss of $64.9 million due to Winter Storm Uri. This loss was incurred due to uncharacteristic extended sub-freezing temperatures across Texas combined with the impact of the pricing caps ordered by ERCOT. We believe this event is unusual, infrequent, and non-recurring in nature.

As our Senior Credit Facility is considered a material agreement and Adjusted EBITDA is a key component of our material covenants, we consider our covenant compliance to be material to the understanding of our financial condition and/or liquidity. Our lenders under our Senior Credit Facility allowed $60.0 million of the $64.9 million pre-tax storm loss incurred in the first quarter of 2021 to be added back as a non-recurring item in the calculation of Adjusted EBITDA for our Debt Covenant Calculations. We received a $0.4 million credit from ERCOT for winter storm related losses during the third quarter of 2021, resulting in a net pre-tax storm loss of $64.4 million for the year ended December 31, 2021. In June 2022, we received $9.6 million from ERCOT related to PURA Subchapter N Securitization financing. For consistent presentation of the financial impact of Winter Storm Uri, $5.2 million of the $9.6 million is reflected as non-recurring items reducing Adjusted EBITDA for the three and six months ended June 30, 2022.

We believe that the presentation of Adjusted EBITDA provides information useful to investors in assessing our performance and results of operations and that Adjusted EBITDA is also useful for an understanding of our financial condition and/or liquidity due to its use in covenants in our Senior Credit Facility. Adjusted EBITDA is a supplemental financial measure that management and external users of our consolidated financial statements, such as industry analysts, investors, commercial banks and rating agencies, use to assess the following:

•our operating performance as compared to other publicly traded companies in the retail energy industry, without regard to financing methods, capital structure, historical cost basis and specific items not reflective of ongoing operations;
•the ability of our assets to generate earnings sufficient to support our proposed cash dividends;
•our ability to fund capital expenditures (including customer acquisition costs) and incur and service debt; and
•our compliance with financial debt covenants in our Senior Credit Facility.

Retail Gross Margin
We define retail gross margin as gross profit less (i) net asset optimization revenues (expenses), (ii) net gains (losses) on non-trading derivative instruments, (iii) net current period cash settlements on non-trading derivative instruments and (iv) gains (losses) from non-recurring events (including non-recurring market volatility). Retail gross margin is included as a supplemental disclosure because it is a primary performance measure used by our management to determine the performance of our retail natural gas and electricity segments as a result of recurring operations. As an indicator of our retail energy business’s operating performance, retail gross margin should not be considered an alternative to, or more meaningful than, gross profit, its most directly comparable financial measure calculated and presented in accordance with GAAP.
We believe retail gross margin provides information useful to investors as an indicator of our retail energy business's operating performance.

We have historically included the financial impact of weather variability in the calculation of Retail Gross Margin. We will continue this historical approach, but during the first quarter of 2021 we added back the $64.9 million financial loss incurred related to Winter Storm Uri, as described above, in the calculation of Retail Gross Margin because the extremity of the Texas storm combined with the impact of unprecedented pricing mechanisms ordered by ERCOT is considered unusual, infrequent, and non-recurring in nature. In June 2022, we received $9.6 million from ERCOT related to PURA Subchapter N Securitization financing. The $9.6 million is reflected as a non-recurring item reducing Retail Gross Margin for the three and six months ended June 30, 2022 for consistent presentation of the financial impacts of Winter Storm Uri.

The GAAP measures most directly comparable to Adjusted EBITDA are net income (loss) and net cash provided by operating activities. The GAAP measure most directly comparable to Retail Gross Margin is gross profit. Our non-GAAP financial measures of Adjusted EBITDA and Retail Gross Margin should not be considered as alternatives to net income (loss), net cash provided by operating activities, or gross profit. Adjusted EBITDA and Retail Gross Margin are not presentations made in accordance with GAAP and have limitations as analytical tools. You should not consider Adjusted EBITDA or Retail Gross Margin in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA and Retail Gross Margin exclude some, but not all, items that affect net income (loss), net cash provided by operating activities, and gross profit, and are defined differently by different companies in our industry, our definition of Adjusted EBITDA and Retail Gross Margin may not be comparable to similarly titled measures of other companies.
Management compensates for the limitations of Adjusted EBITDA and Retail Gross Margin as analytical tools by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these data points into management’s decision-making process.
The following tables present a reconciliation of Adjusted EBITDA to net income (loss) and net cash provided (used in) operating activities for each of the periods indicated.

Reconciliation of Adjusted EBITDA to net income (loss):
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2022	2021	2022	2021
Net income (loss)	$ 12,534	$ 24,796	$ 43,560	$ (2,764)
Depreciation and amortization	4,936	5,413	10,120	11,449
Interest expense	1,820	1,552	3,127	2,863
Income tax expense	2,730	3,674	8,774	2,139
EBITDA	22,020	35,435	65,581	13,687
Less:
Net, gain on derivative instruments	12,397	18,904	57,460	25,928
Net cash settlements on derivative instruments	(8,708)	795	(21,844)	(390)
Customer acquisition costs	1,394	243	2,590	456
Plus:
Non-cash compensation expense	1,571	1,104	1,922	1,571
Non-recurring event - Winter Storm Uri	(5,162)	—	(5,162)	60,000
Non-recurring legal settlement	—	(2,225)	—	(2,225)
Adjusted EBITDA	$ 13,346	$ 14,372	$ 24,135	$ 47,039

Reconciliation of Adjusted EBITDA to net cash provided by operating activities:
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2022	2021	2022	2021
Net cash provided by operating activities	$ 8,361	$ 32,800	$ 12,944	$ 9,168
Amortization of deferred financing costs	(468)	(258)	(713)	(517)
Bad debt expense	(809)	(134)	(1,833)	113
Interest expense	1,820	1,552	3,127	2,863
Income tax expense	2,730	3,674	8,774	2,139
Non-recurring event - Winter Storm Uri	(5,162)	—	(5,162)	60,000
Non-recurring legal settlement	—	(2,225)	—	(2,225)
Changes in operating working capital
Accounts receivable, prepaids, current assets	(9,928)	(20,058)	(9,373)	(31,761)
Inventory	2,283	965	409	(400)
Accounts payable and accrued liabilities	15,221	8,059	20,798	12,857
Other	(702)	(10,003)	(4,836)	(5,198)
Adjusted EBITDA	$ 13,346	$ 14,372	$ 24,135	$ 47,039
Cash Flow Data:
Net cash provided by operating activities	$ 8,361	$ 32,800	$ 12,944	$ 9,168
Net cash used in investing activities	$ (1,562)	$ (543)	$ (5,160)	$ (1,063)
Net cash (used in) provided by financing activities	$ (15,056)	$ (9,208)	$ (37,581)	$ 24,751

The following table presents a reconciliation of Retail Gross Margin to gross profit for each of the periods indicated.

Reconciliation of Retail Gross Margin to Gross Profit
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2022	2021	2022	2021
Total Revenue	$ 97,099	$ 82,195	$ 224,253	$ 195,200
Less:
Retail cost of revenues	61,702	36,176	130,409	158,344
Gross Profit	35,397	46,019	93,844	36,856
Less:
Net asset optimization (expense)	(1,248)	(114)	(2,152)	(254)
Gain on non-trading derivative instruments	12,067	18,898	55,983	25,952
Cash settlements on non-trading derivative instruments	(8,679)	795	(21,999)	(394)
Non-recurring event - Winter Storm Uri	9,565	—	9,565	(64,900)
Retail Gross Margin	$ 23,692	$ 26,440	$ 52,447	$ 76,452
Retail Gross Margin - Retail Electricity Segment (1)(2)	$ 16,711	$ 21,651	$ 33,897	$ 52,265
Retail Gross Margin - Retail Natural Gas Segment	$ 6,981	$ 4,789	$ 18,550	$ 24,187
(1) Retail Gross Margin - Retail Electricity Segment for the six months ended June 30, 2021 includes a $64.9 million add back related to Winter Storm Uri.
(2) Retail Gross Margin for the three and six months ended June 30, 2022 includes a deduction of $9.6 million related to proceeds received under an ERCOT (Winter Storm Uri) securitization mechanism in June 2022. See further discussion above.